Exhibit 3.12

DEAN HELLER	Certificate to Accompany	Office Use Only:
Secretary of State	Restated Articles	FILED # LLC 763-00
	(PURSUANT TO NRS 78.403 and	AUG 29 2002
202 North Carson Street	82.371)	IN THE OFFICE OF
Carson City, Nevada 89701-4201		/s/ DEAN HELLER
(775) 684 5708		DEAN HELLER, Secretary of State

Important: Read attached Instructions before completing form.

This Form is to Accompany Restated Articles of Incorporation

(Pursuant to NRS 78.403 or 82.371)

(This form is also to be used to accompany Restated Articles for
Limited-Liability Companies, Certificates of Limited Partnership
and Business Trusts)

- Remit in Duplicate -

1.               Name of Nevada entity as last recorded in this office:

2.               Indicate what changes have been made by checking the appropriate spaces.*

☐            The entity name has been amended.

☐            The resident agent has been changed.

(attach Certificate of Acceptance from new resident agent)

☐            The Purpose of the entity has been amended.

☐            The authorized shares have been amended.

☐            The directors, managers or general partners have been amended.

☐            The duration of the entity has been amended.

☐            IRS tax language has been added.

☐            Articles have been added to the articles or certificate.

☐            Articles have been deleted from the articles or certificate.

☒          None of the above apply. The articles or certificate have been amended as follows:

(provide article numbers, if available)

Adding article VI to comply with the requirements of the Nevada Gaming Commission.

* This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering Articles of Incorporation, Articles of Organization or Certificates of Limited Partnership.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

*****

Amended and Restated
Articles of Organization
of
Fresca, LLC
Under Chapter 86 of the Nevada Revised Statutes

The Articles of Organization of Fresca, LLC, which were originally filed with the Secretary of State of the State of Nevada on January 26, 2000 and were subsequently amended and restated on February 7, 2000, are hereby amended and restated in their entirety as follows:

ARTICLE I
NAME

The name of the Company is Fresca LLC (the “Company”).

ARTICLE II
REGISTERED OFFICE AND RESIDENT AGENT

The Company’s resident agent and the address of the registered office where process may be served in the State of Nevada shall be CSC Services of Nevada, Inc., 502 E. John Street, Carson City, Nevada 89706, or such other resident agent and registered office as the members shall, from time to time, determine.

ARTICLE III
INDEMNIFICATION AND PAYMENT OF EXPENSES

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these articles of organization, the Company’s operating agreement or any other agreement, the expenses of members incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such members in their capacity as members of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member or manager to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

Any repeal or modification of this Article III approved by the members of the Company shall be prospective only.  In the event of any conflict between this Article III and any other article of the Company’s articles of organization, the terms and provisions of Article III shall control.

ARTICLE IV
MANAGEMENT

The management of the Company shall be vested in its members.  The names and addresses of the initial members are as follows:

Name	Address

Carl C. Icahn	c/o Icahn Associates Corp. 767 Fifth Avenue New York, New York 10153

Starfire Holding Corporation	100 South Bedford Road Mt. Kisco, New York 10549

The members may designate or authorize, by provision either in the Company’s operating agreement or in another writing, one or more persons, officers or employees of the Company who may, in the name of the Company, and in lieu of, or in addition to the members, contract debts or liabilities, and sign contracts or agreements (including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such persons.

ARTICLE V
PURPOSE

The character and general nature of the business to be conducted by the Company is to operate, manage and conduct gaming in gaming facilities on or within the premises known as “Arizona Charlie’s East”, located at 4575 Boulder Highway, Las Vegas, Nevada 89121.  The Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Nevada.

ARTICLE VI
GAMING RESTRICTIONS

Notwithstanding anything to the contrary expressed or implied in the Articles of Organization of the Company, the sale, assignment, transfer, pledge or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (the “Commission”).  If at any time the Commission finds that a member which owns any such interest is unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact.  The Company shall, within ten (10) days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his or her capital account as reflected on the books of the Company.  Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable member:  (a) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise.

Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company.  At that time the Company shall, within ten (10) days from the date that the Company receives notice from the Commission, return to the member in cash or cash equivalents, the amount of his or her capital account as reflected on the books of the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

Notwithstanding the foregoing, to the extent permitted by applicable law, if a member has been found by the Commission to be unsuitable, the Company shall have the right to redeem such member’s interest in the Company as provided in the Company’s operating agreement.

IN WITNESS WHEREOF, these Amended and Restated Articles of Organization have been subscribed this 28th day of August, 2002 by the undersigned.

Starfire Holding Corporation

By:	/s/ Carl C. Icahn
Carl C. Icahn, President

[Signature Page to the Amended and Restated Articles of Organization
of Fresca LLC dated August 28, 2002]